EXHIBIT 99.1

   INDUSTRY VETERAN BILL SNODGRASS TAPPED TO SERVE AS CHIEF OPERATING OFFICER
                             AT NATIONAL COAL CORP.

KNOXVILLE, Tenn--May 13, 2006--National Coal Corp. (Nasdaq: NCOC), a Central Appalachian coal producer, is pleased to announce the promotion of Bill Snodgrass to Chief Operating Officer, effective May 15, 2006. Snodgrass has served as National Coal's Operations Manager since the Company was founded in 2003. Snodgrass will replace Ken Hodak, who resigned to pursue another opportunity effective May 12, 2006.

"Bill is, and has been since the beginning, a significant asset to our organization. As founding Operations Manager he helped develop the successful strategy we have employed to grow our business and mining operations, and I am looking forward to working with him in this new capacity," said Jon Nix, CEO, President and Chairman of the Board at National Coal.

Snodgrass was part of the Company's initial management team, having served as Operations Manager since January 2003. Since then, the Company has grown from operating one to six mines, with three more expected to begin production this summer.

Snodgrass will be based in Knoxville, Tenn., and will continue to report to Jon Nix.

Nix said he expects Snodgrass' experience to work well for him in this position and expressed thanks to Hodak. "I want to thank Ken Hodak for his service. He was instrumental in helping us define the scope and responsibilities of the Chief Operating Officer position and helped prepare us for continued success. We all wish him the best in his future endeavors."

About National Coal Corp.

Headquartered in Knoxville, Tenn., National Coal Corp., through its wholly-owned subsidiary, National Coal Corporation, is engaged in coal mining in East Tennessee and Southeastern Kentucky. Currently, National Coal employs more than 220 people and produces coal from two mines in Tennessee and four mines in
Kentucky. National Coal sells steam coal to electric utilities in the Southeastern United States. For more information visit www.nationalcoal.com.


CONTACT:
National Coal Corp.
Mike Love, 865-690-6900

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Source: National Coal Corp